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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                     REXENE CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                    GUY P. WYSER-PRATTE
                            and
                  SPEAR, LEEDS & KELLOGG
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

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                       SOLICITATION OF AGENT DESIGNATIONS
                             IN CONNECTION WITH THE
                    CALL OF A SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                               REXENE CORPORATION

                              --------------------

                             SOLICITATION STATEMENT
                                       OF
                             MR. GUY P. WYSER-PRATTE
                            Wyser-Pratte & Co., Inc.
                                 63 Wall Street
                            New York, New York 10005
                                 (212) 495-5350
                                       and
                             SPEAR, LEEDS & KELLOGG
                                  120 Broadway
                            New York, New York 10271
                                 (212) 433-7000

                              --------------------

        This Solicitation Statement and the accompanying GOLD Agent Designation card are being furnished to holders of outstanding common stock, par value $.01 per share (the "Common Stock"), of Rexene Corporation, a Delaware corporation ("Rexene" or the "Company"), in connection with the solicitation of Appointments of Designated Agents ("Agent Designations") from holders of the Common Stock. The Agent Designations are being solicited by Guy P. Wyser-Pratte ("Wyser-Pratte"), Wyser-Pratte & Co., Inc. ("WPC"), and Spear, Leeds & Kellogg ("Spear, Leeds") (collectively, the "Soliciting Group") to provide for the call of a special meeting of stockholders of the Company (the "Special Meeting") for the purposes of considering and voting upon the proposals described below under the heading "Special Meeting Proposals." Under the Company's Certificate of Incorporation (the "Certificate of Incorporation"), a special meeting of stockholders may be called at any time by the holders of a majority of the then outstanding shares of the Common Stock (the "Requisite Holders"). Accordingly, the Designated Agents (as defined below) will call the Special Meeting by delivering a notice including the date, time and place of such Meeting to the Secretary of the Company after the Designated Agents have received Agent Designations from the Requisite Holders (excluding Agent Designations from holders of Common Stock who are not record holders on the date such notice is given).

        This Solicitation Statement and the accompanying GOLD Agent Designation card are first being sent to stockholders of the Company on or about November --, 1996. Agent Designations should be delivered as promptly as possible, by fax or by mail (using



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the enclosed envelope),  to the Soliciting Group's information agent,  MacKenzie
Partners, Inc. ("MacKenzie Partners"), 156 Fifth Avenue, New York, New York 10010, Fax: (212) 929-0308.

        THE FAILURE TO EXECUTE AND RETURN THE GOLD AGENT DESIGNATION WILL HAVE THE SAME EFFECT AS OPPOSING THE CALL OF THE SPECIAL MEETING.

                      REASONS FOR THE SOLICITATION

               On July 22, 1996, The Wall Street  Journal  reported that on July
17, 1996 Huntsman Corporation ("Huntsman") had made an unsolicited offer to purchase the Common Stock at a price of $14 per share, representing a premium of over 49% above the prior day's closing price for the Common Stock. On August 2, 1996, The Wall Street Journal reported an announcement
by  Huntsman   that  it   had   raised  its  offer  to  $15  per  share.    Only
four days later, The Wall Street Journal reported that Rexene's Board of Directors (the "Board") had unanimously rejected the higher offer. In light of those events and subsequent reports that Huntsman was willing to raise its offer and that the Board would have rejected even higher offers (see "Background and Recent Events"), the Soliciting Group believes that the Board does not support the goal of maximizing the current value of the Common Stock. The Soliciting Group further believes that this should be the Company's goal and that, under current circumstances, a sale of the Company is the best way to achieve that objective.

        The Soliciting Group now solicits your Agent Designations to call the Special Meeting to adopt two groups of proposals designed to advance the goal of maximizing the current value of the Common Stock:

            One group of proposals (the "Director Replacement Proposals") would remove all but two of the ten members of the Board and fill four of the resulting vacancies with nominees of the Soliciting Group (the "Nominees"). It is anticipated that the Nominees would cause the Board to reduce its size to a total of six directors. The Nominees would then constitute a majority of the Board, committed to the goal of maximizing the current value of the Common Stock by selling the Company. The Nominees have not yet been selected and will be identified in the Soliciting Group's proxy materials in connection with the Special Meeting.

            Another group of proposals (the "By-laws Proposals"), which would be proposed for adoption by the shareholders in advance of the Director Replacement Proposals, are intended to facilitate passage of the Director Replacement Proposals and to assist the stockholders of the Company in achieving the goal of maximizing the current value of the Common Stock. The By-laws Proposals would adopt a series of amendments to the Company's By-laws (the "By-laws") that would (i) clarify the stockholders' right to fill vacancies on the Board created by the removal of



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           Directors  by  the  Company's   stockholders,   (ii)  facilitate  the
           reduction of the size of the Board and (iii) prevent the Board from conducting, without stockholder approval, a prolonged resistance to certain takeover bids.

                        EFFECT OF EXECUTION AND DELIVERY OF AGENT DESIGNATIONS

        In accordance with the Certificate of Incorporation, a special meeting of the stockholders of the Company may be called by the Requisite Holders. According to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as of October 25, 1996, there were 18,806,034 shares of Common Stock outstanding (the "Outstanding Common Stock"). Following receipt of Agent Designations from the Requisite Holders, the persons designated as the stockholders' agents in the Agent Designations (each a "Designated Agent") will call the Special Meeting, fix the place, date and time of the Special Meeting and cause notice thereof to be given to the Company's stockholders entitled thereto. The Agent Designations grant to the Designated Agents the full rights and authority of the Requisite Holders to take these actions in connection with the Special Meeting, but THE AGENT DESIGNATIONS WILL NOT GIVE THE DESIGNATED AGENTS THE RIGHT TO VOTE ANY SHARES OF COMMON STOCK AT THE SPECIAL MEETING.

        The record date for determining stockholders entitled to notice of, or to vote at, the Special Meeting shall be at the close of business on the day next preceding the day on which notice of the Special Meeting is given to stockholders, unless the Board sets a different record date in accordance with the Delaware General Corporation Law.

        The purpose of the Special Meeting is to provide stockholders of the Company the opportunity to consider and vote on the Special Meeting Proposals.

        By  executing  and  returning  the GOLD Agent  Designation  to MacKenzie
Partners you are not committing to vote in favor of or against the Special Meeting Proposals or any other matter to be brought before the Special Meeting, nor are you granting any proxies to vote on such matters. A validly executed and unrevoked Agent Designation authorizes the Designated Agents (i) to call the Special Meeting, (ii) to set the place, date and time of the Special Meeting,
(iii) to give notice of the Special Meeting and any adjournment thereof and (iv) to exercise all rights of Requisite Holders incidental to calling and convening the Special Meeting. To vote on the matters to be brought before the Special Meeting you must vote by proxy or in person at the Special Meeting.

        If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can execute an Agent Designation for such shares and will do so only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD Agent Designation.


                                       3
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                          BACKGROUND AND RECENT EVENTS

        On July 22, 1996, The Wall Street Journal reported an announcement by Huntsman that it had made an unsolicited offer to acquire the Company at a price of $14 per share (the "Original Offer"). The closing price of the Common Stock on the New York Stock Exchange on July 16, 1996, the day before the Original Offer was announced, was $9 3/8.

        On July 23, 1996 The Wall Street Journal reported that the Board had voted unanimously to reject the Original Offer. A letter to shareholders, dated July 25, 1996 and signed by Andrew J. Smith, Chairman and Chief Executive Officer of the Company, stated: "Your board of directors, committed to act in your best interest and with intimate knowledge of our strategic plan and its expected financial returns to you, has determined that this proposal is not in your best interest and that this is not the time to engage in this kind of transaction."

        Then, on August 2, 1996, The Wall Street Journal reported an announcement by Huntsman that it had increased its offer to $15 per share for all of the Common Stock (the "Amended Offer" and together with the Original Offer, the "Huntsman Offers"). The Wall Street Journal also reported a statement by Huntsman that its offer was "`unconditional,' meaning it doesn't depend on a due diligence look at Rexene's books."

        On August 6, 1996, The Wall Street Journal reported an announcement by the Company that the Board had unanimously rejected the Amended Offer.

        On August 21, 1996, The Wall Street Journal reported an announcement by Huntsman that it had dropped the Amended Offer "after Schroder Wertheim & Co., Rexene's financial adviser, indicated that the Dallas-based chemicals company would reject offers even in excess of $15 a share." On the same day, Reuters reported that in an interview with the Chairman and Chief Executive Officer of Huntsman he had stated that he was willing to pay $16 per share for Rexene, but that Schroder Wertheim & Co. had indicated that offer would also be refused.

        On October 15, 1996, the Soliciting Group filed a joint Schedule 13D (the "Schedule 13D") that indicated its members' belief that the Board's rejection of, and failure to explore, the Huntsman Offers "was improper and not in the best interests of the Company." The Schedule 13D indicated that the members of the Soliciting Group intended to take certain actions "in an effort to encourage greater responsiveness by the Company to the views of its shareholders and to maximize value for all of the shareholders of the
Company...." These actions included calling a special meeting of stockholders of the Company in order to remove all or a majority of the current directors of the Company, amend the By-laws, if necessary, to give stockholders the right to fill vacancies on the Board and replace the directors who have been removed with directors nominated by the Soliciting Group who would explore alternative ways to maximize value for the stockholders of the Company. In addition, at such a meeting, the Soliciting Group disclosed that it intended to submit to the stockholders of the Company proposed amendments to the By-laws which would (i) require that the Board terminate defensive


                                       4
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measures  against  a fully  financed  cash  offer  after  90  days,  unless  the stockholders of the Company vote to support the Board's policy of opposition to such offer and (ii) provide that the Company shall not be governed by Section 203 of the Delaware General Corporation Law.

        On October 21, 1996 the publication, Plastics News, reported that in an interview on October 14 the Chairman and Chief Executive Officer of Huntsman would not rule out an acquisition of Rexene. The story quoted him as saying:
"The jury's still out on Rexene...I wouldn't write that off by any means." The story also stated:

        "When the Rexene bid stalled, Huntsman said another run at Rexene wasn't `worth the aggravation' and he said he would drop any further negotiations. Since then, however, Huntsman said he has maintained cordial relations with officers and managers of Rexene.

        "Rexene spokesman Neil J. Devroy noted that Rexene, as a publicly held company, has a responsibility to review all potential acquisition offers, including any new bids from Huntsman.

        " `If he made another offer, we would consider it,' he said."

        On November 4, 1996, a story in the American Banker-Bond Buyer reported that Huntsman "remains interested in Rexene" and quoted Don Olsen, Huntsman's Vice President of Public Affairs, as saying, "Clearly we had an interest in Rexene and the factors that made us interested have not changed. There are still a lot of synergies between the two companies."

                            SPECIAL MEETING PROPOSALS

DIRECTOR REPLACEMENT PROPOSALS

        The Soliciting Group believes that the Board's response to Huntsman's acquisition proposal shows that the present Board is not seeking to maximize the current value of the Common Stock. The $15 per share price offered by Huntsman after increasing its bid represented a 60% premium over the closing price of the Common Stock on the New York Stock Exchange on July 16, 1996, the day before Huntsman made the Original Offer. Moreover, The Wall Street Journal reported on August 21, 1996 that Huntsman had decided to terminate its acquisition bid "after Schroder Wertheim & Co., Rexene's financial adviser, indicated that the Dallas-based chemicals company would reject offers even in excess of $15 a share." On the same day, Reuters reported that in an interview with the Chairman and Chief Executive Officer of Huntsman he had stated that he was willing to pay $16 per share for Rexene, but that Schroder Wertheim & Co. had indicated that offer would also be refused. See "Background and Recent Events." Based on these reports, the Soliciting Group believes that the Board did not attempt to obtain a higher offer from Huntsman and that Huntsman would have been prepared to pay more than $15 per share.

                                       5
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        Given the attitude that the Board showed in its response to the Huntsman
Offers, the Soliciting Group believes that the replacement of a majority of the directors is the most effective way of pursuing the goal of maximizing the current value of the Common Stock. Accordingly, the Soliciting Group intends to submit the following proposals for stockholder action at the Special Meeting:

            Removal of all but two of the directors of the Company. Section 141(k) of the Delaware General Corporation Law authorizes this action, with or without cause, by a vote of a majority of the shares entitled to vote on the election of directors. The Soliciting Group believes it would be desirable for two of the current directors to remain on the Board to provide continuity. The Soliciting Group has not yet determined which directors it would ask to remain on the Board nor has it had any discussions with any of the directors about remaining on the Board after the other members were removed. The Soliciting Group does not presently intend to seek to replace such continuing directors if they resign from the Board.

            Election of the Nominees to fill four of the vacant positions on the Board, with one of the Nominees being elected Chairman of the Board, while allowing the other four vacancies to remain unfilled. Assuming that the stockholders adopt the by-laws being proposed by the Soliciting Group to clarify the right of stockholders to fill vacancies on the Board and to facilitate the reduction in the size of the Board, the stockholders would be entitled to take these actions by the vote of a majority of the Common Stock represented and entitled to vote at the Special Meeting.

        It is anticipated that the Nominees would then cause the Board to adopt a resolution reducing the size of the Board from ten to six directors (or four directors if the two continuing directors were to resign from the Board).

        It is anticipated that the Nominees would propose that the Company either conduct negotiations with Huntsman or other parties that by then may have indicated an interest in acquiring the Company or retain investment bankers to prepare offering materials and solicit proposals to acquire the Company for cash and/or securities. Except for these steps, the Soliciting Group has no specific plans for selling the Company. If it is not feasible to sell the Company on terms that the Board and the stockholders find advantageous, the Nominees would seek to have the Board explore other means of maximizing the current value of the Common Stock.

        Pursuant  to  Section  10.01(k)  of  the  Amended  and  Restated  Credit
Agreement (the "Credit Agreement"), dated as of April 24, 1996 among the Company, as borrower, The Bank of Nova Scotia, as agent (the "Agent"), and the lenders signatory thereto (the "Banks"), the Director Replacement Proposals, if adopted by the stockholders of the Company, would cause a "change of control" as defined in the Credit Agreement. Pursuant to the Credit Agreement, the Agent and the Banks could cancel the Banks'


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obligations  to make loans to the Company  and/or  declare the principal  amount then outstanding of, and the accrued interest on, the loans under the Credit Agreement due and payable. As reported in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, there was $30 million outstanding under the Credit Agreement as of September 30, 1996.

        The Director Replacement Proposals, if adopted by the stockholders of the Company, would also be a "change of control" under the Indenture, dated as November 29, 1994, between the Company and Bank One, Texas, N.A., as Trustee, pursuant to which the Company's 11-3/4% Senior Notes due 2004 (the "Senior Notes") were issued. Accordingly, each holder of Senior Notes would have the right to require the Company to purchase all or any part of such holder's Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase. As of November 8, 1996, the closing price of the Senior Notes was $112 5/16.

        Additionally, it is anticipated that, if elected, the Nominees would propose to establish a Stockholders' Advisory Committee (the "Stockholders' Advisory Committee") that would provide non-binding recommendations to the Board on acquisition proposals received by the Company.

        The Stockholders' Advisory Committee would consist of three members that would have no current affiliation with the Company other than as stockholders. Members of the committee would be elected by the stockholders by plurality vote at the Company's annual meeting of stockholders. The term of office of each member would be one year and in no case would a member be able to serve more than three consecutive terms. The Company would include in its proxy materials used in the election of directors nominations and nominating statements for members of the committee submitted by any stockholder or group of stockholders which has owned beneficially, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, at least $1 million in market value of Common Stock continuously for the two-year period prior to the nomination.

        To assist it in evaluating an acquisition offer, the Stockholders' Advisory Committee would be empowered to retain, at the Company's expense, expert assistance, including attorneys and financial advisors, and incur other reasonable expenses not to exceed, in the aggregate, $.02 multiplied by the number of shares of Common Stock outstanding at the time the acquisition proposal is made.

        If the Common Stock were the subject of a tender offer or the Company were otherwise the subject of an acquisition proposal, the Stockholders' Advisory Committee would have the opportunity to have included in the Company's
Schedule 14A or 14D-9 filed with the Securities and Exchange Commission in connection with such tender offer or proposal its evaluation of, and recommendation concerning, such tender offer or proposal in a statement of not more than 2,500 words.

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        The committee's  recommendations  would be solely advisory in nature and would not restrict the Board in its ability to take any action it deems in the Company's best interest.

BY-LAWS PROPOSALS

        The text of all the proposed by-law amendments will be included in the Soliciting Group's proxy materials for the Special Meeting. Based on publicly available information, the Soliciting Group believes that adoption of the proposed amendments to the By-laws requires a majority vote of the shares of stock represented and entitled to vote at the Special Meeting, assuming a quorum is present, except that a proposal to amend the By-laws to elect not to be governed by Section 203 of the Delaware General Corporation Law (the "Business Combination Statute") requires approval by a majority of the Outstanding Common Stock, as provided in the Business Combination Statute. With respect to abstentions and broker non-votes, the shares will be considered present at the Special Meeting, but since they are not affirmative votes for the proposals, they will have the same effect as votes against the proposals.

PROPOSAL TO AMEND THE BY-LAWS TO CLARIFY RIGHT OF STOCKHOLDERS TO FILL VACANCIES ON THE BOARD

        The Soliciting Group intends to propose amendments to the By-laws that would clarify the right of stockholders to fill vacancies on the Board. The Soliciting Group believes there is ambiguity in the language of the existing By-laws about whether stockholders have the right to fill vacancies on the Board. Even assuming that the By-laws did not grant stockholders the right to fill Board vacancies, stockholders may have that right under the authority of Delaware cases which have held that stockholders have an inherent right to fill newly created board positions in the absence of a contrary provision in the certificate of incorporation or by-laws. Moon v. Moon Motor Car Co., Del Ch., 151 A. 298 (1930); Campbell v. Loew's, Inc; Del. Ch. 134 A.2d 852 (1957);.
Dieleuterio v. Cavaliers of Delaware, Inc. Del.Ch; Civil Action No. 8801 (1987).

        To clarify the right of stockholders to fill vacancies on the Board, the Soliciting Group intends to propose By-law amendments that would (i) explicitly grant stockholders the right to fill vacancies and newly created positions on the Board, (ii) provide that if the stockholders remove a director, the Board is not entitled to fill the resulting vacancy unless the stockholders fail to do so
(A) at the shareholders meeting at which the director is removed or (B) in the written consent removing the director, and (iii) repeal the requirement that stockholders wishing to nominate persons for election to the Board at a special stockholders meeting give advance notice to the Secretary of the Company.

PROPOSALS TO FACILITATE A REDUCTION IN THE SIZE OF THE BOARD

        The Board presently consists of ten directors. The Soliciting Group believes that a smaller number of directors would be a more effective working group and that a


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reduction  in the  size of the  Board  would  help the  Company  to  maintain  a uniformly high level of quality on the Board.

        The Certificate of Incorporation and By-laws state that subject to the rights of holders of preferred stock, the number of directors shall be fixed exclusively by the Board. However, stockholders can cause a reduction in the size of the Board indirectly by electing a new Board majority which reduces the number of directors. The Soliciting Group intends to propose that the stockholders remove eight of the ten members of the Board and fill four of the resulting vacancies, while leaving the other four Board positions vacant. It is anticipated that the four-member majority of the directors then in office would cause the Board to reduce the total number of directors to six. See "Director Replacement Proposals".

        The Soliciting Group intends to propose the following amendments to the By-laws to enable these actions to be taken:

          (i) requiring that in order to fill a vacancy on the Board at a stockholders meeting, the stockholders must act by a majority vote of the shares represented and entitled to vote at the meeting, rather than the plurality vote that is presently required (a step that is necessary to assure that the holders of a minority of the Common Stock represented at a meeting do not fill a vacancy on the Board if the majority elect to leave the position vacant);

          (ii) reducing the number of directors who constitute a quorum for the transaction of business from one-half to two-fifths of the total number of directors, including vacancies (which under the present Board of ten members reduces the size of a quorum from six to four members);

          (iii)granting stockholders the power to appoint the Chairman of the Board; and

          (iv) repealing any By-laws adopted by the Board since October 1, 1996.

PROPOSAL TO AMEND THE BY-LAWS TO SET A TIME LIMIT ON CERTAIN DEFENSIVE ACTIONS UNLESS APPROVED BY SHAREHOLDERS

        The Soliciting Group believes that when a substantial offer is made to acquire the Company, the stockholders rather than the Board should have the final word on whether the offer is accepted. Today the Company's Shareholder Rights Plan or "Poison Pill" enables the Board to block a proposal to acquire control of the Company even if the acquiror is prepared to implement that proposal through a tender or exchange offer to the Company's stockholders, without making the Company a party to the transaction. As a result, potential buyers like Huntsman do not have the option of dealing directly with stockholders if the Board opposes their acquisition proposals.

        The Soliciting Group is proposing the "Shareholder Rights By-law" so that if a substantial offer is made to acquire the Company's shares, the stockholders, not the

Board, will have the ultimate decision on whether to accept the offer. The By-law would only apply if the Company received an offer (an "Offer") to purchase all of the Common Stock for cash, by means of a tender offer, merger or other transaction, and the Offer met the following criteria: (i) it was fully financed and (ii) it was at a premium of at least 25% above the average market price of the Common Stock during the preceding month (the "Trigger Premium"); provided, however, that if another offer had been made to purchase all of the Common Stock during the twelve months prior to the date on which the Offer was made, the price offered would have to be equal to or greater than the greater of
(A) the closing price of the Common Stock on the New York Stock Exchange on the trading day next preceding the day on which the Offer was made and (B) the per share price of such prior offer. Under the Shareholder Rights By-law, if the stockholders received such an Offer, the Board would be required to terminate all defensive measures against the Offer unless the Board's policy of opposition was approved by stockholders within ninety days after the Offer was made. The Shareholder Rights By-law would not affect the ability of the Board under Sections 251 and 271 of the Delaware General Corporation Law to approve or disapprove of a proposed merger or sale of all or substantially all of the assets of the Company. The By-law follows an approach to tender offer regulation that is followed in Canada, the United Kingdom and other European Countries.

        The Certificate of Incorporation authorizes the Board "to make, repeal, alter, amend and rescind the by-laws of the Corporation IN ACCORDANCE WITH THEIR TERMS." (emphasis added) The Shareholder Rights By-law will provide that it may be repealed, altered, amended or rescinded ("Changed") by the Board only under the following conditions: (i) the Change is made at a meeting of the Board held in connection with an annual meeting of stockholders, (ii) there is a public announcement at least ninety days in advance of such annual meeting that the Board intends to make such Change and (iii) the stockholders do not adopt a resolution at such annual meeting to disapprove such Change by the vote of a majority of the shares voting on such resolution.

        If the Board failed to obtain shareholder approval to continue defensive measures against a qualified Offer, the Shareholder Rights By-law could require the Board to terminate such defensive measures whether or not the Offer was advantageous for the Company's shareholders; but the Soliciting Group believes that the shareholders' failure to grant such approval would be evidence that the Offer was advantageous for the Company's shareholders and that therefore the adoption of the Shareholder Rights By-law is in the shareholders' best interests.

        In the absence of an offer to purchase all of the Common Stock during the previous twelve months, the By-law only applies to offers of at least the Trigger Premium. Although the average acquisition premium in Rexene's industry is higher than the Trigger Premium, the Soliciting Group believes that a premium of this size is large enough to be worthy of consideration by stockholders. The Trigger Premium condition does not apply when there has been an offer for the Common Stock within the preceding twelve months because under those circumstances it is likely that the market price of the Common Stock will be affected by expectations that the offeror may make another offer. While there can be no assurance that the Company will ultimately get a price higher than the Trigger Premium, acquisition bids often attract competition that leads to subsequent offers at a price higher than the initial offer or the initial bidder may raise its price.

        The Soliciting Group believes that the provision for a shareholder vote assures that the By-law will not be used to facilitate coercive offers. The courts have defined a coercive offer as "an offer which has the effect of compelling shareholders to tender their shares out of fear of being treated less favorably in the second stage." If a majority of the Company's shareholders consider an offer coercive, the Board will be able to win shareholder approval to continue defensive measures against the Offer for more than ninety days.

        Based on their experiences as investors in target company securities, the Soliciting Group believes that ninety days is normally sufficient time for a target company, seeking a higher offer, to complete the bidding process. However, circumstances could arise in which a board of directors seeking a higher offer was unable to complete the entire process of finding and closing an alternative transaction within the ninety-day period prescribed by the Shareholder Rights By-law. Similarly, if a board were trying to negotiate the terms of an acquisition with a prospective purchaser, the inability to resist a hostile tender offer by that purchaser beyond an initial ninety-day period could reduce the board's leverage to negotiate favorable terms for stockholders. The Soliciting Group believes the ninety-day limit on defensive measures in the Shareholder Rights By-law need not prevent the Board from obtaining the best possible terms for stockholders in either of these situations, because the Board would be free to seek stockholder approval to continue defensive measures for an additional period of time. However, given the time periods required to solicit proxies and possibly to call and hold a stockholders meeting, the Board would have to plan ahead to get such approval before the end of the ninety-day period; and if the Board failed to do so it is possible that under the Shareholder Rights By-law the Board would lose the power to take defensive measures against an Offer that was not in the best interests of Shareholders.

        While the Soliciting Group believes that the Shareholder Rights By-law is valid, they recognize that the courts have not considered the validity of it or any similar by-law and, therefore, have not resolved the extent to which stockholder-adopted by-laws may limit the authority of a board of directors to oppose, or to adopt or employ defensive measures against, takeover bids. Accordingly, it is uncertain whether the Shareholder Rights By-law would survive a court challenge.

        The Soliciting Group believes that Section 109 of the Delaware General Corporation Law authorizes the enactment of the Shareholder Rights By-law.
Section 109(a) gives stockholders the power to "adopt, amend or repeal By-laws."
Section 109(b) states: "The by-laws may contain any provision, not inconsistent with law or with the certificate of incorporation, relating to the business of the corporation, the conduct of its affairs, and its rights or powers OR THE RIGHTS OR POWERS OF ITS STOCKHOLDERS, DIRECTORS, officers or employees," (emphasis added). In a review of the Delaware General Corporation Law, the Certificate of Incorporation and By-laws, the Soliciting Group has not discovered any provisions that bar stockholders from adopting the Shareholder Rights By-law. They believe that Section 141(a) of the Delaware General Corporation Law does not bar the adoption of the Shareholder Rights By-law. That section states: "The business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors, EXCEPT AS MAY BE OTHERWISE PROVIDED IN THIS CHAPTER or in its certificate of incorporation." (emphasis added). The Soliciting Group believes that the adoption of the Shareholder Rights By-law is not inconsistent with Section 141(a) for two reasons. First, if Section 141(a) is read as granting the board of directors exclusive authority over the business and affairs of the corporation, that grant is qualified by the phrase "except as may be otherwise provided in this chapter or in its certificate of incorporation." The savings clause leaves room for the grant of authority in Section 109 for stockholders to adopt by-laws, such as the Shareholder Rights By-law, which relate to the rights and powers of stockholders and directors. Second, the Soliciting Group believes that any reading of Section 141(a) that invalidated the Shareholder Rights By-law would make meaningless Section 109's broad grant of authority for stockholders to adopt by-laws relating to the rights of powers of stockholders and directors.

        The Soliciting Group also believes that the Shareholder Rights By-law does not conflict with Delaware case law dealing with the fiduciary duties of boards of directors. In certain cases, courts interpreting Delaware law have, on the basis of particular facts presented, upheld reasonable defensive measure adopted by directors who, in good faith and upon reasonable investigation, believed that a hostile offer posed a danger to corporate policy and effectiveness, even though a majority of the stockholders may have tendered their shares. The Soliciting Group believes that these cases do not support invalidating the Shareholder Rights By-law because in none of those cases was the board's discretion limited by a by-law previously adopted by stockholders pursuant to their powers under Section 109, nor did the court consider the stockholders' authority to adopt such a by-law. The Soliciting Group believes it is inherent in the Delaware scheme of corporate law that while the board is entitled to exercise its judgment in responding to a tender offer or other takeover bid, its judgment must be exercised within the framework of statutes, charter provisions and by-laws which in certain instances limit the actions that directors may take even when the directors believe that their chosen course of action is in the best interests of stockholders.

PROPOSAL TO AMEND THE BY-LAWS TO ELECT NOT TO BE GOVERNED BY THE BUSINESS COMBINATION STATUTE

        The Soliciting Group will propose that stockholders adopt an amendment to the By-laws electing not to be governed by the Business Combination Statute.

        The Business Combination Statute provides, in effect, that if any person acquires beneficial ownership of 15% or more of the Company's outstanding shares (thereby becoming an "Interested Shareholder"), the Interested Shareholder may not engage in a business combination with the Company for three years thereafter, subject to certain exceptions. Among the exceptions are (i) the Board's prior approval of such acquisition; (ii) the acquisition of at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which such person becomes an Interested Shareholder; and (iii) the approval of such business combination by 66 2/3% of the outstanding stock not owned by the Interested Shareholder. The Company's shareholders may, by a vote of a majority of the outstanding shares, adopt an amendment to the By-laws or Certificate of Incorporation electing not to be governed by the Business Combination Statute. Such amendment would become effective twelve months after adoption and would not be subject to amendment by the Board and would not apply to a business combination with a person who became an Interested Shareholder prior to the adoption of such amendment.

THE FOREGOING IS A SUMMARY OF THE BUSINESS COMBINATION STATUTE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO. THE TEXT OF THE BUSINESS COMBINATION STATUTE IS ATTACHED HERETO AS EXHIBIT A.

        While the proposed By-law could facilitate a business combination with a 15% or greater shareholder, whether or not the transaction was advantageous for shareholders, the Soliciting Group believes that the adoption of this By-law is in the best interests of shareholders because the Business Combination Statute discourages offers to acquire the Company's shares; and they believe that the Delaware "entire fairness" doctrine provides adequate protection of the interests of the other shareholders in a business combination with a controlling shareholder.

        The Business Combination Statute discourages offers to acquire the Company's shares, in the Soliciting Group's opinion, by creating obstacles to second-stage mergers in which successful offerors acquire the remainder of the Company's shares. The Business Combination Statute has this effect because it requires the offeror to win the votes of a two-thirds super-majority of the minority shareholders to approve a second-stage merger unless the offeror acquired at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which the offeror became an Interested Shareholder or unless such transaction was approved by the Board of Directors. If the Company were to opt out of the Business Combination Statute, there would be no specific vote of the minority shareholders required by statute to effect a second-stage merger. In such event, if an Interested Shareholder proposed to acquire the remainder of the Company's shares in a second-stage merger which was not subject to the Business Combination Statute, it might be able to accomplish this transaction without the favorable vote of a majority of the minority shareholders. As a result an acquiror might be able to accomplish a second-stage merger which was opposed by a majority of the minority shareholders and which, such shareholders did not believe was in their best interests.

        However, the Soliciting Group believes that the Company's remaining shareholders would not require the protection of the Business Combination Statute, because under Delaware law a second-stage merger with a controlling shareholder would have to satisfy the entire fairness test. This test requires the courts to conduct a comprehensive review of the fairness of such a transaction. Its scope has been described by the Delaware Supreme Court in Weinberger v. UOP, Inc.:
"The concept of fairness has two basic aspects: fair dealing and fair price. The former embraces questions of when the transaction was timed, how it was initiated, structured, negotiated, disclosed to the directors, and how the approvals of the directors and shareholders were obtained. The latter aspect of fairness relates to the economic and financial considerations of the proposed merger, including all relevant factors: assets, market value, earnings, future prospects, and any other elements that affect the intrinsic or inherent value of a company's stock." It is common practice for acquirors to satisfy this requirement by conditioning a second-stage merger on approval by a majority of the minority shareholders.

               RECESS OR ADJOURNMENT OF MEETING AND OTHER MATTERS

        The Soliciting Group also anticipates requesting, in the proxy solicitation relating to the Special Meeting, authority to initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors of the election to certify the outcome of the election of directors, or to allow the solicitation of additional votes, if necessary, to approve the Special Meeting Proposals. The Soliciting Group does not currently anticipate additional Special Meeting Proposals on any substantive matters. Nevertheless, the Soliciting Group may elect to cause additional Special Meeting Proposals to be identified in the notice of, and in the proxy materials for, the Special Meeting.

                   CERTAIN INFORMATION CONCERNING WYSER-PRATTE
                   AND OTHER PARTICIPANTS IN THE SOLICITATION

        Wyser-Pratte is President and Chief Executive Officer of Wyser-Pratte Management Company and WPC, which are principally engaged in money management and event arbitrage. The principal executive offices of WPC are located at 63 Wall Street, New York, New York 10005. As of November 7, 1996, Wyser-Pratte owns beneficially 953,600 shares of the Common Stock, representing approximately 5.07% of the Outstanding Common Stock. This includes shares owned directly by Wyser-Pratte and shares owned by investment partnerships and other managed accounts for which affiliates of WPC are the general partner or investment manager. Other than Wyser-Pratte, no other officer of WPC owns any shares of Common Stock. In addition, 52,000 shares of Common Stock, representing approximately .28% of the Outstanding Common Stock were held by clients of WPC in certain brokerage accounts maintained with WPC. Neither Wyser-Pratte nor WPC has any voting or investment power or authority with respect to shares of Common Stock held in such accounts, and both Wyser-Pratte and WPC disclaim beneficial ownership of such shares.

        Spear, Leeds is principally engaged as a registered broker-dealer and market maker. The principal executive offices of Spear, Leeds are located at 120 Broadway, New York, New York 10271. The sole general partner of Spear, Leeds is SLK LLC, a New York limited liability company, with principal executive offices located at 120 Broadway, New York, New York 10271. SLK LLC is controlled by SLK Management Inc., a New York corporation ("SLK Management"). The executive offices of SLK Management are located at 120 Broadway, New York, New York 10271. SLK Management's principal business is serving as the Managing Member of SLK LLC. As of November 7, 1996, Spear, Leeds owns beneficially 948,600 shares of the Common Stock, representing approximately 5.04% of the Outstanding Common Stock. No officer of SLK Management owns any shares of Common Stock.

        The members of the Soliciting Group have orally agreed (i) to share expenses incurred in connection with the filing of the Schedule 13D and this Solicitation Statement and the matters described herein and (ii) that any purchases or sales of shares of Common Stock made on or after October 3, 1996 will be allocated 50% to Wyser-Pratte and his affiliates, on the one hand, and 50% to Spear, Leeds, on the other, unless otherwise agreed.

        Schedule I sets forth certain information, as made available in public documents, regarding Common Stock held by the Company's principal shareholders and its management.

                               GENERAL INFORMATION

        This Solicitation Statement and the accompanying GOLD Agent Designation Card are first being made available to shareholders on or about November __, 1996. Executed Agent Designations will be solicited by mail advertisement, telephone, telecopier and in person. Solicitation will be made by Wyser-Pratte, Eric Longmire, Senior Managing Director of WPC, and Fred Kambeitz, George Kohl, Gregg Villany and Howard Wiesenfeld of Spear, Leeds, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. The Soliciting Group has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. The Soliciting Group will reimburse these record holders for their reasonable out-of-pocket expenses.

               In addition, the Soliciting Group has retained MacKenzie to solicit Agent Designations in connection with calling the Special Meeting for which MacKenzie will be paid a fee of approximately $______ and will be reimbursed for its reasonable expenses. MacKenzie will employ approximately [40] people in its efforts. Costs incidental to this solicitation include expenditures for printing, postage, legal and related expenses and are expected to be approximately $[______]. The total costs incurred to date in connection with this solicitation are not in excess of $[______]. If the Nominees are elected, the Soliciting Group will ask the Board to have the Company reimburse it for costs and expenses incurred in connection with this proxy solicitation. The Soliciting Group does not intend to request that its reimbursement request be submitted to a vote of stockholders.

                    REVOCABILITY OF SIGNED AGENT DESIGNATIONS

        You may revoke your Agent Designation at any time by executing and delivering a written revocation to Wyser-Pratte at 63 Wall Street, New York, New York 10005 or the Company, at 5005 LBJ Freeway, Dallas, Texas 75244 (please send a copy of any revocation sent to the Company to Wyser-Pratte, so that the Soliciting Group is aware of the revocation). Such a revocation must clearly state that your Agent Designation is no longer effective. An Agent Designation may also be revoked by notice given to the Company in a meeting of the Company's stockholders. Any revocation of an Agent Designation will not effect any action taken by the Designated Agents pursuant to the Agent Designation prior to such revocation.

                                                   GUY P. WYSER-PRATTE

                                                   SPEAR, LEEDS & KELLOGG

IF YOUR SHARES OF REXENE CORPORATION COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN AN AGENT DESIGNATION WITH RESPECT TO YOUR COMMON STOCK. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR AN AGENT DESIGNATION TO BE SIGNED REPRESENTING YOUR SHARES OF COMMON STOCK.

IF YOU HAVE ANY QUESTIONS ABOUT GIVING YOUR AGENT DESIGNATION OR REQUIRE ASSISTANCE, PLEASE CONTACT MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885, OR ERIC LONGMIRE, SENIOR MANAGING DIRECTOR OF WPC AT (212) 495-5357.

                                                                       EXHIBIT A

        203 BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS. (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

        (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

        (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

        (3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        (b)     The restrictions contained in this section shall not apply if:

        (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

        (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors.

        (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection
(b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

        (4)     the  corporation  does not have a class of voting  stock that is
(i) listed on a national securities exchange, (ii) authorized for quotation on The NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

        (5) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

        (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph
(7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to section 251(f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

        (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

                Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

        (c)     As used in this section only, the term:

        (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

        (2) "associate," when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock,
(ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

        (3)     "business   combination,"   when  used  in   reference   to  any
corporation and any interested stockholder of such corporation, means:

        (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

        (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

        (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

        (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

        (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

        (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

        (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein in the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

        (6)     "person"   means   any   individual,  corporation,  partnership,
unincorporated association or other entity.

        (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

        (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

        (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

        (i)     beneficially owns such stock, directly or indirectly; or

        (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

        (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

        (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.

        (e)     The  Court  of   Chancery  is  hereby   vested  with   exclusive
jurisdiction to hear and determine all matters with respect to this section.

                                                                      SCHEDULE I

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

               The following table sets forth as of November 8, 1996, information with respect to each person who was known by the Soliciting Group (based upon a review of (i) the Company's Proxy Statement for its 1996 Annual Meeting of Stockholders and (ii) schedules and reports filed with the Securities and Exchange Commission (the "SEC")) to be the beneficial owner of more than five percent of the Common Stock.

                                                                COMMON STOCK
                                                             BENEFICIALLY OWNED
                                                    -------------------------------------
                                                        NUMBER OF         PERCENT OF
     NAME AND ADDRESS OF BENEFICIAL OWNER(1)             SHARES              CLASS
--------------------------------------------------- ------------------ ------------------
Guy P. Wyser-Pratte and Spear, Leeds & Kellogg        1,901,700(2)          10.11%
        c/o Guy P. Wyser-Pratte
        63 Wall Street
        New York, NY 10005

David C. Swalm                                          950,000(3)           5.05%
        8707 Katy Freeway #300
        Houston, TX 77024

----------------------

(1) Although information reported in Amendment No. 1 to Schedule 13G dated February 2, 1996, filed by the State of Wisconsin Investment Board (the "Wisconsin Investment Board") with the SEC indicates that the Wisconsin Investment Board beneficially owned 1,785,000 shares of Common Stock as of such date, the Wisconsin Investment Board has informed the Group that it does not currently beneficially own any shares of Common Stock.

(2) Wyser-Pratte has sole voting and investment power with respect to 953,100 shares of Common Stock beneficially owned by him. Spear, Leeds has sole voting and investment power with respect to 948,600 shares of Common Stock beneficially owned by it. Although Wyser-Pratte and Spear, Leeds may be deemed a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, each of Wyser-Pratte and Spear, Leeds disclaims beneficial ownership of the shares of Common Stock owned by the other.

(3) Based upon information reported in a Schedule 13D filed by Dave C. Swalm ("Swalm") with the SEC on May 26, 1995, as amended by an amendment filed with the SEC on November 3, 1995 and as further amended by an amendment dated March 7, 1996. Swalm has sole voting and investment power with respect to 350,000 shares of Common Stock and has shared voting and investment power with respect to 600,000 shares of Common Stock owned by Texas Olefins Company, 70% of the voting stock of which is beneficially owned by Swalm.

SECURITY OWNERSHIP OF MANAGEMENT

               The following table sets forth information with respect to the beneficial ownership of the Common Stock as of November 8, 1996 (based solely upon a review of (i) the Company's Proxy Statement for its 1996 Annual Meeting of Stockholders and (ii) schedules and reports filed with the SEC by each director of the Company and each of the Chief Executive Officer and the other four highest paid executive officers of the Company.

                                                                       COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                              -------------------------------
                                                                NUMBER OF       PERCENT OF
NAME                                                           SHARES(1)(2)       CLASS
------------------------------------------------------------- --------------- ---------------

DIRECTORS
Lavon N. Anderson                                                 35,382 (3)        *
James R. Ball                                                          0            0%
Harry B. Bartley, Jr.                                              5,000            *
R. James Comeaux                                                   5,000            *
Arthur L. Goeschel                                                27,834 (4)        *
William B. Hewitt                                                 27,000            *
Ilan Kaufthal                                                     27,000            *
Jack E. Knott                                                     30,666 (5)        *
Charles E. O'Connell                                               2,000            *
Andrew J. Smith                                                   72,889            *

NAMED EXECUTIVE OFFICERS (EXCLUDING ANY DIRECTOR NAMED ABOVE)

James M. Ruberto                                                       0            0%
Jonathan R. Wheeler                                               23,833            *

----------------------

(*)  Less than 1%

(1) All shares listed are directly held with sole voting and investment power unless otherwise indicated.

(2) Includes shares subject to stock options which are exercisable within 60 days by the following individuals and group in the following amounts: Dr. Anderson - 35,282; Mr. Bartley - 2,000; Mr. Comeaux - 2,000; Mr. Kaufthal - 27,000; Mr. Knott - 26,666; Mr. O'Connell - 2,000; Mr. Smith - 46,332; and
     Mr. Wheeler - 23,333.

(3) Includes 100 shares owned by a corporation of which Dr. Anderson owns 50% of the outstanding stock and shares voting and investment power.

(4)  Includes 1,000 shares held by Mr. Goeschel's spouse.

(5) Includes 3,000 shares held by Mr. Knott's spouse in a custodial capacity under the Uniform Gift to Minors Act.

                                   APPENDIX A

GOLD AGENT DESIGNATION CARD

                                AGENT DESIGNATION

               THIS AGENT DESIGNATION IS SOLICITED BY GUY P. WYSER-PRATTE, WYSER-PRATTE & CO., INC. AND SPEAR, LEEDS & KELLOGG (THE "SOLICITING GROUP") FOR THE APPOINTMENT OF DESIGNATED AGENTS TO CALL A SPECIAL MEETING OF STOCKHOLDERS OF REXENE CORPORATION (THE "COMPANY").

               Each of the undersigned hereby constitutes and appoints Daniel H. Burch, Stanley J. Kay, Jr., and Mark H. Harnett, and each of them, with full power of substitution, the proxies and agents of each of the undersigned (said proxies and agents, together with each substitute appointed by any of them, if any, collectively, the "Designated Agents") in respect of all shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company owned by the undersigned to do any or all of the following, to which each of the undersigned hereby consents:

               1. To take all such action as shall be necessary or appropriate to call (BUT NOT TO VOTE AT) a special meeting of the stockholders of the Company (the "Special Meeting") for the purpose of considering and voting upon the 'By-laws Proposals' and 'Director Replacement Proposals,' as described in the Solicitation Statement of the Soliciting Group.

               2. To give or cause to be given, to the Company's stockholders entitled thereto, notice of the Special Meeting to be held on a date and at a place and time to be determined by the Designated Agents.


                    (AGENT DESIGNATION CONTINUED ON REVERSE)

GOLD AGENT DESIGNATION CARD


               3. To exercise any and all of the other rights of each of the undersigned incidental to (i) calling and convening the Special Meeting and
(ii) causing the purposes of the authority expressly granted hereinabove to the Designated Agents to be carried into effect; provided, however, that NOTHING CONTAINED IN THIS INSTRUMENT SHALL BE CONSTRUED TO GRANT TO THE DESIGNATED AGENTS THE RIGHT, POWER OR AUTHORITY TO VOTE ANY SHARES OWNED BY THE UNDERSIGNED AT THE SPECIAL MEETING.

                                     PLEASE  PROMPTLY  COMPLETE,  SIGN, DATE AND
                                     MAIL IN THE ENCLOSED ENVELOPE.

DATE ________________________, 1996      SIGNATURE______________________________

SIGNATURE, IF HELD JOINTLY _______________________ TITLE _______________________

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.